Exhibit 99.1

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PRESS RELEASE

INVESTOR RELATIONS CONTACT

Gary Davidson

Chief Financial Officer

858.385.8900, Ext. 301

Fax: 858.385.8997

Email: investor@sourcinglink.net

FOR IMMEDIATE RELEASE:

SOURCINGLINK ANNOUNCES SECOND QUARTER RESULTS

SAN DIEGO, CA, NOVEMBER 3, 2003, — SourcingLink.net, Inc. (OTC BB: SNET.OB), a provider of business-to-business merchandise eSourcing, today announced the results for its fiscal 2004 second quarter and six months, ended September 30.

Net revenues for the second quarter were $421,000, compared to $719,000 in the same period a year ago. The net loss for the three-month period ended September 30, 2003 was $433,000, or $0.04 a share, compared to a net loss of $510,000, or $0.05 a share, a year ago. For the six-month period ended September 30, 2003, net revenues were $948,000, compared to $1,625,000 in the prior fiscal year’s first six months, and the operating loss in the first six months of fiscal year 2004 was $802,000, compared to an operating loss of $889,000 in last year’s first six months. The net loss for the six month period ended September 30, 2003 was $804,000, or $0.08 a share, compared to a net loss of $789,000, also $0.08 a share, in the same period last year.

The decline in net revenues for the three and six-month periods as compared to the same periods in the prior year is due to a lower level of services activity in the current fiscal year, primarily associated with the successful completion in the first part of fiscal 2004 of the services work under a multi-year project for Carrefour S.A. The decrease in services under the Carrefour contract was partially offset by increases in non-Carrefour services revenue. The Company’s six-month operating loss of $802,000 was approximately $90,000 less than the operating loss in the first six months of the prior year as cost reductions undertaken by the Company in the latter part of fiscal year 2003 offset the impact of the lower level of revenue this year. The difference in the operating loss and the net loss in the prior year’s six-month period was primarily due to a one-time gain of $98,000 recognized upon the June 2002 closure of the Company’s non-operating subsidiary, of which $86,000 was due to cumulative foreign currency translation amounts.

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SourcingLink 16855 West Bernardo Dr., Suite 260 San Diego, CA 92127 - USA Tel: 858.385.8900 or 800.717.4565	Fax:858.385.8997 marketing@sourcing link .net www.sourcinglink.net

SourcingLink’s Chairman and CEO Marcel van Heesewijk said, “SourcingLink is positioned to pursue several market opportunities for its solution, but sales cycles remain lengthy. Accordingly, we recently announced our plans to take the Company private and eliminate the substantial costs associated with being a public company. We believe this step is critical to our future, as a company of our size and resources cannot currently afford the costs and expenses to maintain our public company status. Further, this step gives our smaller stockholders a means of cashing out their shares of our common stock without having to pay any brokerage fees.”

Mr. van Heesewijk added, “We look forward to continuing our pursuit of market opportunities. We have begun a pilot project for MySourcingCenter® with a new prospect and, related to our agreement with the WorldWide Retail Exchange, are working on a pilot phase for our services work in a new location with a current customer. With the retail industry beginning to standardize electronic data formats globally and establish standard data pools, we believe the coming 12 to 18 months will see the beginning of more electronic links between retailers and their suppliers, and we will continue to pursue our place in that market.”

This press release is not a solicitation of a proxy or an offer to acquire any shares of the Company’s common stock. Information concerning the proposed going private transactions will be included in the proxy statement to be furnished to stockholders. SourcingLink has filed a preliminary proxy statement covering the proposed transactions with the Securities and Exchange Commission (www.sec.gov), and will mail a copy of the final proxy statement to its stockholders prior to the annual meeting, which is anticipated to be held towards the end of this calendar year. Stockholders are advised to read the proxy statement carefully because it will contain important information about the proposed going private transactions, the persons soliciting proxies, and their interests in the transactions and related matters.

About SourcingLink:

SourcingLink (www.SourcingLink.net) is a provider of business-to-business merchandise sourcing solutions for the retail industry, providing strategic services and hosted solutions that enable retail buyers and their suppliers from around the world to market, source and negotiate with speed and improved margin.

SourcingLink and MySourcingCenter are registered trademarks of SourcingLink.net, Inc.

Any statements in this announcement about future events or outcomes are preliminary and based on partial information and assumptions, and actual results may differ materially. The matters discussed in this announcement contain forward-looking statements that involve risks and uncertainties, including, but not limited to, the approval of the stockholders and occurrence of certain conditions precedent to complete the going private transactions, the successful deployment of new Web-based technologies and solutions, the development and growth of markets targeted by SourcingLink, the continued employment of key employees, the acceptance of electronic collaborative solutions, services and exchanges by retailers and suppliers, the

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SourcingLink 16855 West Bernardo Dr., Suite 260 San Diego, CA 92127 - USA Tel: 858.385.8900 or 800.717.4565	Fax:858.385.8997 marketing@sourcing link .net www.sourcinglink.net successful and timely marketing and sales of the Company’s services and solutions with retailers, suppliers and exchanges, the continuation of agreements with significant business partners, subsequent competition and the impact of supply chain exchanges, general economic conditions in the U.S. and abroad, and other risks detailed from time to time in the Company’s public disclosure filings with the U.S. Securities and Exchange Commission. Copies of the most recent forms 10KSB and 10QSB of SourcingLink are available upon request from its corporate office. SourcingLink expressly disclaims any obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or otherwise to revise or update any oral or written forward-looking statement that may be made from time to time by or on behalf of the Company.

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SourcingLink 16855 West Bernardo Dr., Suite 260 San Diego, CA 92127 - USA Tel: 858.385.8900 or 800.717.4565	Fax:858.385.8997 marketing@sourcing link .net www.sourcinglink.net

SourcingLink.net, Inc. (SNET.OB)

Condensed Statements Of Operations

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2003	2002	2003	2002
Revenue	$421,000	$719,000	$948,000	$1,625,000
Cost of revenue	237,000	271,000	471,000	579,000

Gross profit	184,000	448,000	477,000	1,046,000

Operating expenses:
Selling, general and administrative	512,000	802,000	1,079,000	1,616,000
Product development	102,000	162,000	200,000	319,000

Total operating expenses	614,000	964,000	1,279,000	1,935,000

Operating loss	(430,000)	(516,000)	(802,000)	(889,000)
Other income (expense), net	(3,000)	6,000	(2,000)	100,000

Net loss	$(433,000)	$(510,000)	$(804,000)	$(789,000)

Net loss per common share (basic and diluted)	$(0.04)	$(0.05)	$(0.08)	$(0.08)

Weighted average number of shares used in
per share calculation (basic and diluted)	10,923,000	9,360,000	10,143,000	9,359,000

Condensed Balance Sheets

(Unaudited)

	September 30, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$851,000	$1,346,000
Accounts receivable, net	299,000	171,000
Other current assets	83,000	59,000

Total current assets	1,233,000	1,576,000
Property and equipment and other non-current assets, net	141,000	175,000

Total assets	$1,374,000	$1,751,000

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities	$840,000	$879,000
Total stockholders' equity	534,000	872,000

Total liabilities and stockholders' equity	$1,374,000	$1,751,000

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SourcingLink 16855 West Bernardo Dr., Suite 260 San Diego, CA 92127 - USA Tel: 858.385.8900 or 800.717.4565	Fax:858.385.8997 marketing@sourcing link .net www.sourcinglink.net